Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 20, 2022	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Third Quarter Earnings”

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021

Net Sales	$94,670,000	$94,554,000	$31,629,000	$31,725,000

Net Income attributable to Omega Flex, Inc.	$17,441,000	$18,599,000	$6,540,000	$6,148,000

Earnings Per Share – Basic and Diluted	$1.73	$1.84	$0.65	$0.61

Weighted Average Shares – Basic and Diluted	10,094,322	10,094,322	10,094,322	10,094,322

Kevin R. Hoben, Chairman and CEO, announced that the Company’s Net Sales for the first nine months of 2022 and 2021 were $94,670,000 and $94,554,000, respectively, increasing $116,000 or 0.1%. Net Sales for the three months ended September 30, 2022 were 0.3% lower than the third quarter of 2021. Although net sales are consistent with the previous periods, sales unit volumes were lower. The effect of the lower sales volumes was largely offset by pricing actions to offset material cost pressure and to protect margins.

The Company’s Net Income through September 2022 was $17,441,000 compared to $18,599,000 through the first nine months of 2021, decreasing $1,158,000 or 6.2%. However, income for the third quarter of 2022 was 6.4% higher than the same period in 2021.

In contrast to the first nine months of last year, the current nine month and quarterly results were impacted by costs for resumption of travel and other marketing efforts, which were lower in the 2021 period due to the pandemic as well as higher product liability reserves and expenses. These increased costs were offset partly by reduced incentive compensation to align with the changes in the executive management team.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance, or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions, or circumstances.